Exhibit 5.1

[Paul, Weiss, Rifkind, Wharton & Garrison LLP Letterhead]

[FORM OF OPINION OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

REGARDING THE LEGALITY OF THE SECURITIES ISSUED]

_______________, 2011

Board of Directors

AbitibiBowater Inc.

111 Duke Street, Suite 5000

Montreal, Quebec

Canada H3C 2M1

Registration Statement on Form S-4

(Registration No. 333-__________)

Ladies and Gentlemen:

We have acted as special counsel to AbitibiBowater Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 3,783,921 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be offered by the Company in connection with the Company’s offer to purchase all of the issued and outstanding common shares of Fibrek Inc., a corporation organized under the laws of Canada.

In connection with the furnishing of this opinion, we have examined the Registration Statement including the exhibits thereto. In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon the factual matters contained in the Registration Statement and upon certificates of public officials.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued, delivered and paid for as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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